Exhibit 10.1

WATERSTONE FINANCIAL, INC.
INCENTIVE PLAN
Section 1.          Purpose
This Incentive Plan (this “Plan”) is intended to provide an incentive for superior work and to motivate eligible employees of Waterstone Financial, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified employees.  This Plan is for the benefit of Covered Employees (as defined below).
Section 2.          Administration
Subject to applicable law and regulation, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) shall have the sole discretion and authority to administer and interpret this Plan (the “Administrator”).
Section 3.          Covered Employees
From time to time, the Administrator may select certain employees of the Company and its subsidiaries, including, without limitation, its executive officers (the “Covered Employees”) to be eligible to receive incentive awards hereunder.
Section 4.          Incentive Award Opportunities and Determinations
The Company may establish incentive award opportunities and pay incentive awards to the Covered Employees under this Plan based upon such terms and conditions as the Administrator determines in its discretion, including the achievement of performance goals established by the Administrator.  Incentive award opportunities may be based on a percentage of the Covered Employee’s annual base salary or a fixed dollar amount.  The Administrator may establish different levels of achievement for performance goals, including threshold, target and maximum, and may vary the amount of an incentive award to be earned based on the level of achievement.  In determining the amount of an incentive award to be paid, the Administrator may take into account such factors as it determines to be reasonable and appropriate, including the Covered Employee’s individual performance.
Section 5.          Performance Goals
The Company may award incentive awards to the Covered Employees under this Plan based on the attainment of specified levels of one or more of the following performance measures or such other measures, as the Administrator may establish:  stock price, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, customer service measures or indices, economic value-added, shareholder value-added, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, cost control, gross profit, operating profit, cash generation, unit volume, sales, cost-saving levels, core noninterest income, in each case with respect to the Company or any one or more subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).  In evaluating the level of achievement of performance goals, the Administrator may take into account such factors as it determines to be reasonable and appropriate, including the impact of non-recurring or extraordinary events.
Section 6.          Incentive Award Payment
Each Covered Employee’s incentive award shall be payable by the Company in cash, and/or subject to the approval of the Administrator, an equity-based award of equivalent value (as determined by the Administrator), with the cash portion to be paid at such time as incentives are generally paid by the Company for the relevant performance period and in no event later than two and one-half months following the last day of the calendar year in which the incentive award was earned.  Any equity-based awards granted in satisfaction of all or a portion of an incentive award payable under this Plan shall be granted under the terms of the Company’s equity incentive plan and be subject to such terms and conditions (including vesting requirements and restrictive covenants) as the Administrator may determine.
The payment of an incentive award to a Covered Employee with respect to a given performance period shall be conditioned upon the Covered Employee’s continued employment through the end of the applicable performance period or, if determined by the Administrator at the time the incentive award opportunity is established, the date on which the incentive award is paid; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Employee’s termination of employment, retirement, death, or disability, or as may be required by or contemplated in an individual employment, severance, change in control or similar agreement, or upon a change in control of the Company.
Section 7.          Amendment and Termination
The Administrator reserves the right to amend, modify, suspend, discontinue or terminate this Plan at any time in its sole discretion.
Section 8.          No Employment Rights
Nothing in this Plan shall confer upon any Covered Employee the right to continue in the employ of the Company or its subsidiaries or affect any right that the Company or its subsidiaries may have to terminate such employment.
Section 9.          Tax Withholding
The Company may withhold from any amounts payable under this Plan such federal, state and local taxes as the Company determines are required to be withheld pursuant to applicable law.
Section 10.          Governing Law
All questions concerning the construction, interpretation, and validity of this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin, without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.
Section 11.          Effective Date
This Plan shall become effective as of March 25, 2019, and, for the avoidance of doubt, applies to the Company’s incentive awards payable in respect of performance beginning with the Company’s 2019 fiscal year.

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